Exhibit 22

AMENDMENT NO. 1 TO

15% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This AMENDMENT NO. 1 TO 15% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (this “Amendment”) dated as of January 7, 2015 (the “Effective Date”) is entered into by Electronic Cigarette International Group, Ltd. (formerly Victory Electronic Cigarettes Corporation) (the “Company”), and Calm Waters Partnership or its assigns (the “Holder”) of the Original Note (as defined below).

Recitals

WHEREAS, the Company issued to the Holder a 15% Senior Secured Convertible Promissory Note dated February 28, 2014 (the “Original Note”);

WHEREAS, the parties desire that the Original Note be amended to reflect a change in certain provisions as specified below; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.

Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Note.

Section 2.

Amendments to Original Note.

(a)

The second paragraph of the Original Note is hereby amended and restated in its entirety as follows:

“FOR VALUE RECEIVED, the Company promises to pay to Calm Waters Partnership or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $4.5 million on August 28, 2016 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.”

(b)

Section 2(a) “Payment of Interest in Cash” of the Original Note is hereby amended and restated in its entirety as follows:

“Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 8% per annum, payable on the 1st day of each month or if such day is not a Business Day on the next Business day, payable monthly or on each Conversion Date and on the Maturity Date in cash or, at the Company’s option, in duly authorized, validly issued, fully paid and nonassessable shares of Common Stock or a combination thereof.”

(c)

Section 4(b) “Conversion Price” of the Original Note is hereby amended and restated in its entirety as follows:

“Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.05, subject to adjustment herein (the “Conversion Price”).”

(d)

Section 5(b) “Subsequent Equity Sales” of the Original Note is hereby amended and restated in its entirety as follows:

“[Reserved]”

(e)

Section 5(g) “Subsequent Issuances” of the Original Note is hereby amended and restated in its entirety as follows:

“[Reserved]”

Section 3.

Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Note, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Original Note to “this Note”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Note shall mean the Original Note as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Note and this Amendment, the provisions of this Amendment shall control and be binding.

Section 4.

Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

ELECTRONIC CIGARETTES
INTERNATIONAL GROUP, LTD

By:
Name:
Title:

Acknowledged and Accepted as of the
date first written above:

Calm Water Partnership
Name of Holder

By:/s/ Richard S. Strong
Name: Richard S. Strong
Title: Managing Partner
Calm Waters Partnership